Exhibit 99.1

                             medix.resources, inc.
                       Connecting the world of healthcare

News Release

CONTACTS:
Gary Smith
(212) 697-2509
(212) 681-9817 (fax)
Andy Brown
(718) 323-7424

                              MEDIX To Assist Georgia Doctors
                           With Electronic Medicaid Claims Filing

      NEW  YORK,  November  7th  -  Medix  Resources,   Inc.  (AMEX:  MXR),  the  healthcare
connectivity  company,  announced today that it has entered into an agreement that will give
Georgia physicians greater ability to submit Medicaid claims electronically.
      This  agreement,  through the Department of Community  Health's  fiscal  intermediary,
EDS,  allows  Medicaid  claims to be executed  by Medix  through  its  Cymedix(R)PlanConnect connectivity and transaction  technology  product.  The program will utilize Medix' Cymedix(R)
Universal  Interface  (CUI)  which  seamlessly  extracts  claims  and  insurance  data  from physician  practice  management  systems,  and  enables  the user to  initiate  transactions without interrupting office workflow or adding administrative burden.
      Medix will be providing this service on a transaction  basis to physicians that choose to use the Cymedix  PlanConnect  system.  More than 1.2 million  Georgia  residents  receive services  from over 13,000  Georgia  Physicians  who  participate  in the  state's  Medicaid
Program.
      Medix  President  and CEO,  John R.  Prufeta  stated,  "Medix'  vision for the Georgia marketplace is to be a trusted agent of  collaboration  among health  insurers,  physicians, hospitals  and labs.  Enabling our partners to  streamline  their  clinical,  financial  and administrative  processes  reduces  cost and improves  the quality of  healthcare  delivery.
This is a worthy goal whether  sponsored by private or public sector  partners.  That is why we are  delighted to be working with  Georgia's  Department  of Community  Health and EDS to provide Georgia physicians with valuable connectivity capabilities."

About Medix Resources, Inc.
      Medix Resources,  Inc.,  through its wholly owned subsidiary Cymedix Lynx Corporation, is the developer  and provider of the Cymedix(R)suite of fully secure  transaction  software
products  that  enable   communication  of  high  value  added  clinical,   financial,   and
administrative healthcare information among physician offices,  hospitals, health management organizations  and insurance  companies.  Additional  information  about Medix Resources and its products  and  services  can be found by visiting its Web sites,  WWW.MEDIXRESOURCES.COM and WWW.CYMEDIX.COM, or by calling (800) 326-8773.

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Information in this press release  contains  forward-looking  statements  that involve risks and uncertainties that might adversely affect the Company's  operating results in the future to a material degree. Such risks and uncertainties include, without limitation,  the ability of the Company to raise capital to finance the  development  of its software  products,  the effectiveness  and the  marketability  of those  products,  the  ability  of the  Company to protect  its  proprietary  information,  and the  establishment  of an  efficient  corporate operating  structure  as the  Company  grows.  These and other risks and  uncertainties  are presented in detail in the Company's  Form 10-KSB for 2000, and its Form 10-Q for the second quarter of 2001,  which were filed with the Securities and Exchange  Commission on March 21,
2001, and August 13, 2001,  respectively.  This information is available from the SEC or the
Company.